Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., April 21, 2006. First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank, reported earnings of $254,000 for the quarter ended March 31, 2006, a 31.4 percent decrease from the $370,000 reported for the same quarter in fiscal 2005. A flattening of the yield curve between the comparative quarters and the resulting narrower interest rate spread was responsible for the lower third fiscal quarter earnings. At $1.16 million, net income for the first nine months of fiscal 2006 was 0.1% percent above the same period a year ago as a gain from the sale of a branch banking facility offset the decreased net interest income.

Third quarter earnings represented 17 cents per average outstanding share (diluted) compared to 24 cents for the quarter ended March 31, 2005. For the first three quarters of the fiscal 2006, diluted earnings per share totaled 75 cents on 1.55 million average shares compared to 74 cents on 1.57 million average shares during the same period the preceding year. Activity under the First Bancorp’s current stock repurchase program was responsible for the change in average shares.

The new corporate headquarters located at the intersection of Green River and Lynch Roads on the city’s northeast side is now open for retail operations. The former Green River Road branch banking facility ceased operations during the most recent quarter.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-492-8100.

First Bancorp of Indiana, Inc. Consolidated Financial Highlights (in thousands)
	3/31/2006	6/30/2005
Selected Balance Sheet Data:	(unaudited)
Total assets	288,868	277,368
Investment securities	29,330	13,821
Mortgage-backed securities	39,714	51,498
Loans receivable, net	178,836	154,546
Deposit accounts	183,580	195,733
Short-term borrowings	0	0
Long-term debt	72,000	45,000
Equity capital	28,637	29,921

	Three months ended March 31,		Nine months ended March 31,

	2006	2005	2006	2005
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	3,606	3,431	10,423	10,088
Interest expense	2,013	1,496	5,503	4,382
Net interest income	1,593	1,935	4,920	5,706
Provision for loan losses	65	60	222	270
Net interest income after provision	1,528	1,875	4,698	5,436
Noninterest income	501	358	2,171	1,176
Noninterest expense	1,677	1,648	5,145	4,778
Income before income taxes
and cumulative effect of a	352	585	1,724	1,834
change in accounting principle
Income taxes	98	215	567	678
Cumulative effect of change in
accounting principle	0	0	0	0
Net income	254	370	1,157	1,156

	At or for the three months ended March 31,		At or for the nine months ended March 31,

Selected Financial Ratios:	2006	2005	2006	2005
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.36%	0.53%	0.55%	0.56%
Return on average equity	3.52%	4.99%	5.29%	5.23%
Basic earnings per share	0.17	0.25	0.77	0.77
Diluted earnings per share	0.17	0.24	0.75	0.74
Interest rate spread	2.40%	2.84%	2.48%	2.83%
Net interest margin	2.47%	2.97%	2.58%	2.96%
Other expenses as a % of average total assets	2.35%	2.35%	2.46%	2.31%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.25%	0.07%	0.25%	0.07%
Nonperforming assets as a % of total assets	0.16%	0.06%	0.16%	0.06%
Allowance for loan losses as a % of total loans	0.48%	0.56%	0.48%	0.56%
Allowance for loan losses as a %
of nonperforming loans	192.00%	766.67%	192.00%	766.67%

For further information:
Michael H. Head, President & CEO
(812) 492-8100